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                                                                     EXHIBIT 3.2



                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              DUCOMMUN INCORPORATED



        Ducommun Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1. The name of the corporation (hereinafter called the "corporation") is Ducommun Incorporated.

        2. The Certificate of Incorporation of the corporation is hereby amended by striking out Article FOURTH thereof, and by substituting in lieu of said Article the following new Article:

               FOURTH: The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the corporation shall have authority to issue is 40,000,000; the total number of shares of Preferred Stock shall be 5,000,000, and each such share shall have a par value of $.01; the total number of shares of Common Stock shall be 35,000,000, and each such share shall have a par value of $.01.

               Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any unissued series of Preferred Stock; and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

        3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Ducommun Incorporated has caused this Certificate to be signed by James S. Heiser, its Secretary, this 20th day of May, 1998.





                                        By:      /s/ James S. Heiser
                                            ------------------------------
                                                     James S. Heiser
                                                        Secretary